EXHIBIT 10.1

CONTROL INVESTOR GUARANTY

THIS AMENDED AND RESTATED GUARANTY (“Guaranty”) dated as of March 17, 2006 executed and delivered by Allied Capital Corporation, a Maryland corporation (“Guarantor”), in favor of Citibank, N.A., a national banking corporation, in its capacity as Administrative Agent (“Administrative Agent”) for the benefit of the lenders under that certain Second Amended and Restated Credit Agreement dated as of March 17, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Business Loan Express, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), certain lenders named therein (“Lenders”), and Citibank, N.A., as Administrative Agent.

WHEREAS, Borrower, Bank of America, N.A., successor in interest by merger to Fleet National Bank (“Original Administrative Agent”), and each lender party thereto executed that certain Credit Agreement dated as of March 28, 2001 (the “Original Credit Agreement”);

WHEREAS, the Original Credit Agreement was amended and restated pursuant to that certain Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) dated as of February 2, 2004, by and among Borrower, Original Administrative Agent, as administrative agent, and each of the lenders party thereto;

WHEREAS, Guarantor has executed and delivered a Guaranty, dated as of March 28, 2001, of the obligations of Borrower to Original Administrative Agent for its benefit and for the ratable benefit of the lenders under the Original Credit Agreement, as such Guaranty was reaffirmed by that certain Amendment and Reaffirmation of Control Investor Guaranty dated as of February 2, 2004 (as reaffirmed, the “Original Guaranty”);

WHEREAS, concurrently herewith, Borrower, Administrative Agent, and each Lender party thereto, have executed the Credit Agreement, which amends and restates the Amended and Restated Credit Agreement in its entirety;

WHEREAS, as one of the conditions of entering into the Credit Agreement, Administrative Agent and Lenders have required that Guarantor amend and restate the Original Guaranty in its entirety as set forth herein;

WHEREAS, pursuant to the Credit Agreement, Lenders have agreed to make available to Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, Guarantor owns, directly or indirectly, 94.9% of the issued and outstanding membership interests of Borrower; and

WHEREAS, Guarantor’s execution and delivery of this Guaranty is a condition to Lenders making, and continuing to make, such financial accommodations to Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:

Section 1. Guaranty.

(a) Subject to Section 1(b) hereof, Guarantor hereby absolutely, irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the following (collectively referred to as the “Guaranteed Obligations”): (1) all present and future indebtedness and obligations owing by Borrower to any Lender or Administrative Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or Administrative Agent thereunder or in connection therewith; (2) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (3) all expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by Lenders and Administrative Agent in the enforcement of any of the foregoing; and (4) all other Obligations, provided, however, that the Guaranteed Obligations shall not include any obligation of Borrower or any of its Subsidiaries under any Interest Rate Agreement.

(b) Notwithstanding anything contained in this Guaranty or any other Loan Document to the contrary, the total liability of Guarantor hereunder in respect of the Guaranteed Obligations shall not exceed an amount equal to fifty percent (50%) of the total amount of the Guaranteed Obligations owed by Borrower to Administrative Agent and Lenders (the “Maximum Amount”) calculated at the time demand for payment from Guarantor is made by Administrative Agent hereunder (the “Demand Date”), subject to increase of the Guaranteed Obligations resulting from the application of Section 9 hereof.

(c) All expenses, including, without limitation, attorneys’ fees and disbursements that are incurred by Lenders and Administrative Agent in the enforcement of the obligations of the Guarantor hereunder, shall be fully recoverable from the Guarantor.

(d) All expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by Lenders and Administrative Agent in connection with the Credit Agreement and any other Loan Document following the Demand Date (collectively, “Post Demand Date Expenses”) shall be recoverable from Guarantor; provided, however, total liability of Guarantor hereunder in respect of the Post Demand Date Expenses shall not exceed an amount equal to fifty percent (50%) of the total amount of Post Demand Date Expenses.

(e) Any amounts due from Guarantor to Administrative Agent or Lenders shall bear interest (i) in the case of amounts payable pursuant to Section 1(a) hereof, from the Demand Date, and (ii) in the case of amounts payable pursuant to Section 1(c) or (d) hereof, from the date that is thirty (30) days after Administrative Agent’s demand therefor, and in the case of all of the foregoing amounts, until such amounts are paid in full at the highest rate then applicable to the Guaranteed Obligations.

(f) The Maximum Amount shall be applied to the Guaranteed Obligations as follows:

(i) Any payment by the Guarantor hereunder shall first be applied to reduce the aggregate amount of any draws on account of any issued and outstanding LCs which remain unreimbursed on the Demand Date.

(ii) Second, to the extent that any LCs remain outstanding on or after the Demand Date, then Guarantor shall do one or more of the following in respect of any such LC: (A) deliver to Administrative Agent cash collateral to secure the reimbursement obligations on account of such LC plus the aggregate amount of Letter of Credit Fees which will be due on account of such outstanding LC until the stated expiry date of such LC, (B) cause one or more back to back letter of credits to be issued to Administrative Agent naming Administrative Agent as beneficiary thereof for and on behalf of the Lenders, in an aggregate amount equal to the aggregate undrawn face amount of such LC; or (C) cause such LC to be cancelled by the beneficiary thereof and returned to the applicable LC Issuer. Guarantor shall be deemed to make a payment hereunder in an amount equal to the amount of cash collateral delivered pursuant to clause (A) above, the face amount of each back to back letter of credit delivered pursuant to clause (B) above and the aggregate undrawn face amount of each LC cancelled and returned to the applicable LC Issuer pursuant to clause (C) above. To the extent there are any draws under any LC or Letter of Credit Fees due thereon on or after the Demand Date, Administrative Agent shall apply the cash collateral delivered pursuant to clause (A) above to satisfy such reimbursement obligations or Letter of Credit Fees, and to the extent that any LC in respect of which Guarantor delivers cash collateral pursuant to clause (A) above expires or is cancelled (in whole or in part), then Administrative Agent shall return such cash collateral to Guarantor (or in the case of a partial cancellation, the amount of such partial cancellation).

(iii) The remaining portion of the Maximum Amount, shall be applied to the Guaranteed Obligations in the order and manner specified in the Credit Agreement.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not merely of collection. Accordingly, Lenders and Administrative Agent shall not be obligated or required before enforcing this Guaranty against Guarantor: (a) to pursue any right or remedy Lenders or Administrative Agent may have against Borrower or any other Person or commence any suit or other proceeding against Borrower or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of Borrower or any other Person; or (c) to make demand of Borrower or any other Person or to enforce or seek to enforce or realize upon any collateral security held by Lenders or Administrative Agent which may secure any of the Guaranteed Obligations.

Section 3. Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Administrative Agent or Lenders with respect thereto. The liability of Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not Guarantor consents thereto or has notice thereof):

(a) Subject to the provisions of Section 4 of this Guaranty, (i) any change in the amount, interest rate or due date or other term of any of the Guaranteed Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guaranteed Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guaranteed Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to Administrative Agent or Lenders of any additional security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security for the Guaranteed Obligations;

(d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of Borrower or any other obligor with respect to the Guaranteed Obligations;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor, Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by Borrower or any other Person which may adversely affect the Guarantor’s subrogation rights, if any, against Borrower to recover payments made under this Guaranty;

(g) any nonperfection of any security interest or other Lien on any collateral securing in any way any of the Guaranteed Obligations;

(h) any application of sums paid by Borrower or any other Person with respect to the liabilities of Borrower to Administrative Agent or Lenders, regardless of what liabilities of Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of Borrower or in the exercise thereof; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor hereunder, including, without limitation, the failure by Administrative Agent or any Lender to provide copies of any notice delivered to Borrower or any Subsidiary in accordance with the terms of any of the Loan Documents.

Section 4. Action with Respect to Guaranteed Obligations.

(a) Subject to the provisions of Section 4(b) hereof, Lenders and Administrative Agent may, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligations hereunder, take any and all actions described in Section 3 hereof and may otherwise: (i) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (ii) sell, exchange, release or otherwise deal with all, or any part, of any collateral; (iii) release any Person liable in any manner for the payment or collection of the Guaranteed Obligations; (iv) exercise, or refrain from exercising, any rights against Borrower or any other Person; and (v) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as Lenders shall elect.

(b) Notwithstanding the foregoing, Administrative Agent and Lenders shall not agree to any of the following without the prior written consent of the Guarantor: (i) any increase of the principal amount of commitments under the Credit Agreement to an amount in excess of $500,000,000, (ii) any increase in the interest rate applicable to the loans under the Credit Agreement (other than an increase to the Default Rate in accordance with the terms of the Credit Agreement), (iii) any amendment or modification that would have the effect of increasing the Default Rate, (iv) any amendment or modification that would have the effect of modifying the Termination Date (otherwise than pursuant to a termination of the Commitments pursuant to Section 2.12 or 10.2 of the Credit Agreement), (v) any amendment or modification to Sections 10.1 or 10.2 of the Credit Agreement, or (v) any amendment or modification that would have the effect of increasing any ratio or percentage provided for in Section 7.12 of the Loan Agreement or the definition of Required Asset Quality Level.

Section 5. Representations and Warranties. Guarantor hereby makes to Administrative Agent and Lenders the following representations and warranties:

(a) Organization; Power; Qualification. Guarantor is a corporation, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry, on its respective business as now being and hereafter proposed to be conducted, and is duly qualified and is in good standing as a foreign corporation, partnership, or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

(b) Authorization. Guarantor has the right and power, and has taken all necessary action to authorize it, to guaranty the Guaranteed Obligations hereunder. Guarantor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Guaranty and any other Loan Document to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. This Guaranty has been duly executed and delivered by the duly authorized officers of the Guarantor, and each is a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its respective terms.

(c) Compliance with Laws. The execution, delivery and performance of this Guaranty in accordance with its terms do not and will not, by the passage of time, the giving of notice, or otherwise: (i) require any Governmental Approval, other than such as have been obtained and are in full force and effect, or violate any Applicable Law (including all Environmental Laws) relating to the Guarantor; (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or bylaws of Guarantor or any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien, other than Liens in favor of the Administrative Agent and the Lenders, upon or with respect to any property now owned or acquired by the Guarantor.

(d) Governmental Approvals. Guarantor is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to it (including, without limitation, the Investment Company Act of 1940, as amended), except for non-compliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Defaults. No “Event of Default” or “Default” (as each such term is defined under the Control Investor Credit Agreement) has occurred and is continuing or would exist after giving effect to any of the Loan Documents.

Section 6. Covenants of Guarantor. For so long as this Agreement or the Credit Agreement is in effect and thereafter until each of (x) the payment in full of the Obligations and (y) the termination, expiration, or full cash collateralization of all LCs, Guarantor agrees as follows:

(a) Year-End Statements. As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of Guarantor, Guarantor shall deliver to Administrative Agent (with sufficient copies for distribution by Administrative Agent to each Lender for all deliveries other than electronic deliveries) the financial statements of Guarantor as at the end of such fiscal year which shall be (a) certified by the chief financial officer of Guarantor, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of Guarantor as at the date thereof and the result of operations for such period and (b) examined and reported on by independent certified public accountants meeting the requirements of Section 8.2 of the Control Investor Credit Agreement, whose opinion shall be unqualified.

(b) Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the close of each of the first, second, and third fiscal quarters of Guarantor, Guarantor shall deliver to Administrative Agent (with sufficient copies for distribution by Administrative Agent to each Lender for all deliveries other than electronic deliveries) the financial statements of Guarantor as at the end of such period all of which shall be certified by the chief financial officer of Guarantor, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of Guarantor as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

(c) Additional Information. Guarantor shall contemporaneously deliver to Administrative Agent (with sufficient copies for distribution by Administrative Agent to each Lender for all deliveries other than electronic deliveries) copies of all documents required to be delivered by the Guarantor to the lenders under the Control Investor Credit Agreement as provided in Sections 8.3(a), 8.3(b)(i) and 8.4(a), (e) and (f) of the Control Investor Credit Agreement notwithstanding termination of the Control Investor Credit Agreement.

(d) Compliance with Laws. Guarantor shall comply with all Applicable Laws (including, without limitation, the Investment Company Act of 1940, as amended), including the obtaining and maintaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

(e) Business Development Company. Guarantor shall at all times maintain its status as a “business development company” under the Investment Company Act of 1940, as amended.

Section 7. Waiver. Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind which in any manner or to any extent might vary the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If Administrative Agent and/or Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guaranteed Obligations by reason of any automatic stay or otherwise, Agents and/or Lenders shall be entitled to receive from the Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guaranteed Obligations. If claim is ever made on Administrative Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and Administrative Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by such Administrative Agent or such Lender with any such claimant (including Borrower or a trustee in bankruptcy for Borrower), then and in such event Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of Borrower, and Guarantor shall be and remain liable to Administrative Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to Administrative Agent or such Lender. Guarantor’s liability under this Section 9 shall survive the termination of this Guaranty.

Section 10. Subrogation. Upon the making by Guarantor of any payment hereunder for the account of Borrower, Guarantor shall be subrogated to the rights of the payee against Borrower; provided, however, that Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action Guarantor may have against Borrower arising by reason of any payment or performance by Guarantor pursuant to this Guaranty, unless and until all of the Guaranteed Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, Guarantor shall hold such amount in trust for the benefit of Administrative Agent and Lenders and shall forthwith pay such amount to Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by Administrative Agent as collateral security for any Guaranteed Obligations existing.

Section 11. Set off.

(a) In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, Guarantor hereby authorizes each Lender, at any time upon the occurrence and during the continuation of an Event of Default, without any prior notice to Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by any Lender, or an affiliate of any Lender, to or for the credit or the account of Guarantor against and on account of any of the Guaranteed Obligations, not to exceed the Maximum Amount, although such obligations shall be contingent or unmatured. Each Lender agrees to give Guarantor prompt notice after the exercise by Lender of such right of set off but the failure of a Lender to give such notice shall not affect the validity of any such set off. Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of set off or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of the Guarantor in the amount of such participation.

(b) Administrative Agent and Lenders acknowledge and agree that the bank accounts set forth on Schedule 11 attached hereto and any similar bank account created in the future shall not be subject to any right of offset or banker’s lien.

Section 12 Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of Borrower, and of all other circumstances bearing upon the risk of nonpayment of any of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that neither Administrative Agent nor any Lender shall have any duty whatsoever to advise Guarantor of information regarding such circumstances or risks.

Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE, AND WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES OR PROVISIONS.

Section 14. Jurisdiction; Consent to Service of Process: Waiver of Jury Trial.

(a) Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof; in any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or the other Loan Documents against Guarantor or its properties in the courts of any jurisdiction.

(b) Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or the other Loan Documents in any New York State court or Federal court located in the State of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Guarantor and each other party hereto consents to service of process in the manner provided for notices in Section 21 hereof. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Guaranty or any of the other Loan Documents. Each party hereto (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (2) acknowledges that it and the other parties hereto have been induced to enter into this Guaranty and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 14.

(e) Guarantor agrees not to assert any claim against Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to this Guaranty or any of the other Loan Documents.

Section 15. Loan Accounts. Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guaranteed Obligation or otherwise, the entries in such books and accounts shall be deemed prima facie evidence of the matters set forth therein. The failure of Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge Guarantor of any of its obligations hereunder.

Section 16. Waiver of Remedies. No delay or failure on the part of Administrative Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by Administrative Agent or any Lender of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.

Section 17. Termination. This Guaranty shall remain in full force and effect until the earlier of (i) indefeasible payment in full of the Guaranteed Obligations and the termination or cancellation of the Commitments or (ii) indefeasible payment by Guarantor of the Maximum Amount and of any amounts owing by Guarantor pursuant to Sections 1(c), 1(d) and 1(e) hereof.

Section 18. Successors and Assigns. Each reference herein to Administrative Agent or Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to Guarantor shall be deemed to include Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, Guarantor and without releasing, discharging or modifying Guarantor’s obligations hereunder. Guarantor hereby consents to the delivery by the Agents or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding Borrower or Guarantor. Guarantor may not assign or transfer its rights or obligations hereunder or under any other Loan Document to any Person without the prior written consent of all of Lenders (and any such assignment or transfer without such consent shall be null and void).

Section 19. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of Lenders if required under the terms of the Credit Agreement), Administrative Agent and Guarantor.

Section 20. Payments. All payments to be made by Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to Administrative Agent at the Principal Office.

Section 21. Notices. All notices and other communications required or provided for hereunder shall be (a) in writing (including facsimile transmission or similar writing), (b) sent in the case of Guarantor, to the address provided on the signature page to this Guaranty unless a change of address has been sent to all other parties in accordance with the terms of this Section 21, or in the case of a notice to Administrative Agent or a Lender, to the address provided for in the Credit Agreement and (c) all such notices and other communications shall be deemed effective (i) if mailed, when received; (ii) if telecopied, when transmitted, or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 22. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 23. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 24. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 25. No Novation. This Guaranty amends and entirely restates the Original Guaranty executed by Guarantor; provided, however, that the execution and delivery of this Guaranty and the other Loan Documents shall not in any circumstances be deemed to have terminated, extinguished, or discharged the obligations and expenses under the Original Guaranty or the collateral security therefor, all of which shall continue under and be governed by this Guaranty and the other Loan Documents.

[Signature on Next Page]

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

ALLIED CAPITAL CORPORATION,
as Guarantor

By:	/s/ Joan M. Sweeney Joan M. Sweeny

Chief Operating Officer

Address for Notices:

1919 Pennsylvania Ave., N.W.
3rd Floor
Washington, D.C. 20006
Attention: Joan M. Sweeney

Telephone: 202.721-6210

Telecopy: 202.721-6101

CITIBANK, N.A., as Administrative Agent

By: /s/ Anthony Pantina
Name: Anthony Pantina
Title: Vice President

Address for Notices:

Citibank, N.A.,
as Administrative Agent
Citibank, N.A.
666 Fifth Avenue, 3rd Floor
New York, NY 10103
Attention: Assem K. Baltabayeva
Telecopy: 212.830.4905
Telephone: 212.333.6970